As filed with the Securities and Exchange Commission on July 15, 1996

                                                    Registration No. 33-


                       SECURITIES AND EXCHANGE COMMISSION
                             450 FIFTH STREET, N.W.
                             WASHINGTON, D.C. 20549

                                   ----------

                                    FORM S-3

                             REGISTRATION STATEMENT
                                      Under
                           THE SECURITIES ACT OF 1933

                                   ----------

                        BPI PACKAGING TECHNOLOGIES, INC.
             (Exact name of registrant as specified in its charter)

                                   ----------

         DELAWARE                                          04-2997486
     (State or other                                    (I.R.S. Employer
     jurisdiction of                                   Identification No.)
     incorporation or
      organization)

                                   ----------

                         DENNIS N. CAULFIELD, PRESIDENT
                               455 Somerset Avenue
                          Dighton, Massachusetts 02764
                                 (508) 824-8636
                            Facsimile (508) 822-6872

                (Address, Including Zip Code and Telephone Number
              of Registrant's Principal Executive Offices and Name,
               Address and Telephone Number of Agent for Service)

                                   Copies to:
                            NEIL H. ARONSON, ESQUIRE
                           MARGUERITE J. HILL, ESQUIRE
                           O'CONNOR, BROUDE & ARONSON
                         950 Winter Street, Suite 2300
                          Waltham, Massachusetts 02154
                                 (617) 890-6600
                            Facsimile (617) 890-9261

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
                  From time to time after the effective date of
                          this Registration Statement.







         If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

         If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

         If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of earlier effective registration statement for the same offering. [ ]

         If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

         If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]


                                              CALCULATION OF REGISTRATION FEE


                                                     Proposed             Proposed
Title of Each Class                                  Maximum              Maximum                Amount of
of Securities to Be        Amount to                 Offering Price       Aggregate              Registration
Registered                 Be Registered             Per Share (1)        Offering Price(1)      Fee
- ----------------------     -------------             -------------        -----------------      ---------
Common Stock,
  $.01 par value
  per share(2) .........     621,500                 $       2.375        $ 1,476,062.50         $   508.99
                                                      ------------         -------------          ---------

- --------

(1)      Estimated solely for calculation of the amount of the  registration  fee. All shares of Common Stock are being offered by the Selling  Securityholders,  who are not restricted as to the price or prices at which such  securities may be sold. It is  anticipated  that such  securities  will be offered at prices approximating  fluctuating market prices.  Therefore,  pursuant to Rule 457 of the Securities
         Act of 1933, as amended,  the registration fee has been calculated based upon the average of $2 5/16 per share and $2 7/16 per share,  the closing bid and asked prices of the Company's  Common Stock on
         July 10, 1996, as reported by the NASDAQ/NMS Stock Market.

(2)      Pursuant to Rule 416 there are also  registered  hereunder such additional  indeterminate  number of shares of Common Stock that may become issuable pursuant to antidilution adjustments,  stock splits, stock dividends and similar adjustments.

         THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID
SECTION 8(A), MAY DETERMINE.

                              CROSS REFERENCE SHEET

                             PURSUANT TO ITEM 501(B)


                                                                                CAPTION AND SUBCAPTION
                  ITEM NUMBER AND CAPTION                                           IN PROSPECTUS
                  -----------------------                                           -------------
1.       Forepart of the Registration Statement and
         Outside Front Cover Page of Prospectus............................     Outside Front Cover Page

2.       Inside Front and Outside Back Cover Pages                              Inside Front Cover Page;
         of Prospectus.....................................................     Back Cover Page

3.       Summary Information; Risk Factors and Ratio of                         Prospectus Summary; Risk
         Earnings to Fixed Charges.........................................     Factors; Not Applicable

4.       Use of Proceeds...................................................     Use of Proceeds

5.       Determination of Offering Price...................................     Not Applicable

6.       Dilution..........................................................     Not Applicable

7.       Selling Stockholders..............................................     Selling Securityholders

8.       Plan of Distribution..............................................     Outside Front Cover Page;
                                                                                Plan of Distribution

9.       Description of the Securities to be Registered....................     Outside Front Cover Page;
                                                                                Description of Securities

10.      Interest of Named Experts and Counsel.............................     Experts

11.      Material Changes..................................................     Recent Developments

12.      Incorporation of Certain Information by Reference.................     Available Information;
                                                                                Incorporation by Reference

13.      Disclosure of Commission Position on
         Indemnification for Securities Act Liabilities....................     Indemnification


         Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such State.




                   SUBJECT TO COMPLETION, DATED JULY 15, 1996

PROSPECTUS

                        BPI PACKAGING TECHNOLOGIES, INC.

                         621,500 SHARES OF COMMON STOCK,
                            $.01 PAR VALUE PER SHARE

         This Prospectus relates to 621,500 shares (the "Shares") of Common Stock, $.01 par value per share (the "Common Stock"), of BPI Packaging Technologies, Inc., a Delaware corporation (the "Company"), as follows: (i) 421,500 shares of Common Stock issued to certain investors (the "Investors") in the Company's 1996 Private Placement (the "1996 Private Placement"); and (ii) 200,000 shares of Common Stock issuable upon the exercise of warrants (the
"Warrants") to purchase 200,000 shares of Common Stock issued pursuant to consulting agreements dated May 28, 1996. See "Selling Securityholders." The Investors and consultants are sometimes hereinafter referred to as "Selling Securityholders." All of the Shares are being registered hereunder pursuant to the terms of certain registration rights granted to the Selling Securityholders by the Company.

         This offering (the "Offering") is not being underwritten. The shares of Common Stock being offered hereunder may be sold by the Selling Securityholders and/or their registered representatives from time to time at prices to be determined at the time of such sales. There is no minimum required purchase and there is no arrangement to have funds received by such Selling Securityholders and/or their registered representatives placed in an escrow, trust or similar account or arrangement, unless the proceeds come from a purchaser residing in a state in which the sale of those securities has not yet been qualified. See "Plan of Distribution."

         The Selling Securityholders and any broker-dealer who act in connection with the sale of Shares hereunder may be deemed to be "underwriters" as that term is defined in the Securities Act of 1933, as amended (the "Securities Act"), and any commission received by them and profit on any resale of the Shares as principal might be deemed to be underwriting discounts and commissions under the Securities Act. The Selling Securityholders will pay or assume brokerage commissions or underwriting discounts incurred in connection with the sale of their Shares, which commissions or discounts will not be paid or assumed by the Company. The Company will not receive any part of the proceeds of any sale of Common Stock by the Selling Securityholder. The Company is paying all of the other expenses of registering the securities offered hereby under the Securities Act estimated to be $17,000 for filing, legal, accounting and miscellaneous fees and expenses, and has agreed to indemnify the Selling Securityholders in certain circumstances against certain liabilities, including liabilities under the Securities Act. See "Plan of Distribution."

         The Company's Common Stock is traded on the NASDAQ National Market System ("NASDAQ/NMS") under the symbol "BPIE." The shares of Common Stock to be offered for sale pursuant to this Prospectus may be offered for sale on NASDAQ/NMS or in privately negotiated transactions. On July 10, 1996, the closing bid price of the Company's Common Stock on NASDAQ/NMS was $2 5/16 per share.


                                    --------





         THESE SECURITIES INVOLVE A HIGH DEGREE OF RISK AND SHOULD ONLY BE CONSIDERED BY PERSONS WHO CAN AFFORD THE LOSS OF THEIR ENTIRE INVESTMENT. SEE "RISK FACTORS" BEGINNING ON PAGE 2 OF THIS PROSPECTUS.

                                    --------

         THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION NOR HAS THE COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                                    --------

               THE DATE OF THIS PROSPECTUS IS __________ __, 1996.






                                  RISK FACTORS

         THE COMMON STOCK OFFERED HEREBY INVOLVES A HIGH DEGREE OF RISK. THE COMMON STOCK SHOULD NOT BE PURCHASED BY PERSONS WHO CANNOT AFFORD TO LOSE THEIR ENTIRE INVESTMENT. PURCHASERS SHOULD CAREFULLY CONSIDER THE FOLLOWING MATTERS IN CONNECTION WITH AN INVESTMENT IN THE COMMON STOCK IN ADDITION TO THE OTHER INFORMATION CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS. INFORMATION CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS CONTAINS "FORWARD-LOOKING STATEMENTS" WITHIN THE MEANING OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995, WHICH STATEMENTS CAN BE IDENTIFIED BY THE USE OF FORWARD-LOOKING TERMINOLOGY SUCH AS "MAY," "WILL," "WOULD," "CAN," "COULD," "INTEND," "PLAN," "EXPECT," "ANTICIPATE," "ESTIMATE" OR "CONTINUE" OR THE NEGATIVE THEREOF OR OTHER VARIATIONS THEREON OR COMPARABLE TERMINOLOGY. THE FOLLOWING MATTERS CONSTITUTE CAUTIONARY STATEMENTS IDENTIFYING IMPORTANT FACTORS WITH RESPECT TO SUCH FORWARD-LOOKING STATEMENTS, INCLUDING CERTAIN RISKS AND UNCERTAINTIES, THAT COULD CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY FROM THOSE IN SUCH FORWARD-LOOKING STATEMENTS.

PREVIOUS LOSSES; ACCUMULATED DEFICIT; NO ASSURANCE OF FUTURE PROFITS

         At May 24, 1996, the Company had an accumulated stockholders' deficit of $17,619,959. Since its inception in 1988, the Company has not operated profitably in any fiscal year (exclusive of net income of $311,022 for its fiscal year ending March 1, 1991, which included extraordinary income of $337,179) and incurred a loss of $4,510,145 for the fiscal year ended February 23, 1996. No assurance can be given that the Company will be profitable or attain improved operating results in future fiscal years.

INTENSE COMPETITION

         The manufacture of plastic bags is a highly competitive industry. In particular, the Company competes with major companies such as Tenneco, Inc. ("Tenneco") and Sonoco Products Corporation ("Sonoco"). The Company's in-store advertising and promotion products compete in the same markets that are dominated by Heritage Media Corporation and Catalina Marketing Corporation, both of which offer in-store advertising and promotion products which are not related to the floor or the FRESH-SAC(R) produce bag dispensing systems. These companies have substantially greater research and development, marketing, financial and human resources than the Company. In addition, competitors may succeed in developing new or enhanced products that are more effective than any that may be sold or developed by the Company, and such companies may also prove to be more successful than the Company in marketing and selling such products. No assurance can be given that the Company will be able to compete successfully with any of these companies or achieve a greater market share than it currently possesses.

POSSIBLE PATENT CLAIMS BY MOBIL OIL CORPORATION AND SONOCO PRODUCTS COMPANY; POSSIBLE PAYMENT OF LICENSE FEES AND LITIGATION COSTS

         Mobil Oil Corporation ("Mobil") owns a reissue patent that relates to avoiding stress concentration and preventing the tearing of plastic bags. This reissue patent originally was to expire in 1996. Due to a change in U.S. patent law, the reissue patent is now extended until 1998. On December 4, 1995, Mobil filed suit against the Company in the U.S. District Court for the District of Delaware, Civil Action No. 95-737. Mobil also named Inteplast Corporation and Integrated Bagging Systems Corporation as defendants in this matter. Mobil has alleged that the Company has infringed on Mobil's rights under U.S. Patent No. Re. 34,019 (the "Patent"), regarding the manufacture of plastic carrying bags known as "T-shirt bags." Mobil is seeking injunctive relief prohibiting the Company from selling products which allegedly infringe on the Patent, money damages to compensate Mobil for the Company's alleged infringement, interest, attorney's fees and costs. The Company intends to vigorously defend this law suit. However, if Mobil was to succeed in this or any infringement claim against the Company, Mobil might be able to prevent the future use, sale and manufacture of the Company's grocery T-shirt sacks and similar products which might be found to infringe the patent, or alternatively, might require the Company to pay Mobil a license fee for the prior and future use of this technology. Either outcome could have a material adverse effect on the Company's business. The Company has been advised by patent counsel that the Patent applies to the traditional grocery T-shirt sack and does not apply to the Company's proprietary HANDI-SAC(TM) and FRESH-SAC(R) bag products.

         In 1990, Sonoco Products Company ("Sonoco") indicated its intent to seek licenses under a broadened reissue patent from all manufacturers of plastic bags which utilize a particular method for holding plastic bags in a metal rack. Sonoco has commenced litigation against several plastic bag manufacturers other than the Company. The United States District Court for the Central District of California entered summary judgment in February 1994 for the defendants in a suit relating to alleged patent infringement by the defendants. The court declared Sonoco's three reissue claims to be invalid. The court is also allowing the defendants' counterclaim against Sonoco for unfair competition to continue. It is expected that Sonoco will appeal this judgment. Subsequent to this decision, the Company filed suit against Sonoco alleging infringement of the Company's patent by Sonoco. In the first quarter of Fiscal 1997, the patent infringement suit against Sonoco and Sonoco counterclaims against the Company were dismissed by mutual agreement of the parties.

         If Sonoco was to appeal the February 1994 judgment which declared Sonoco's three reissue claims invalid, and have that judgment reversed, Sonoco could institute a patent infringement suit against the Company. If Sonoco was to succeed in any infringement claim against the Company, it might be able to prevent the future use, sale and manufacture of certain of the Company's products which use racking systems. Alternatively, the Company could be required to pay a license fee for the prior and future use of this technology which might place the Company at a competitive disadvantage in the sale of certain of its products. Either outcome could have a material adverse effect on the Company's business. Infringement of any patent may also render the Company liable to purchasers and end-users of the infringing product. The Company has been advised by patent counsel that the Sonoco patent applies to the traditional grocery T-shirt sack and does not apply to the Company's proprietary HANDI-SAC(TM) and FRESH-SAC(R) bag products.

         No assurance can be given that the Company's products will not infringe patents or rights of others. The Company could incur substantial costs if required to defend itself in any patent litigation.

DEPENDENCE ON PATENTS AND PROPRIETARY TECHNOLOGY

         In 1993, the Company was issued a United States patent for the dispensing system used in conjunction with its FRESH-SAC(R) product and other T-shirt sack products and has filed patent applications for this dispensing system in approximately 20 foreign countries. The Company has filed patent applications in the United States and approximately 14 foreign countries for the FRESH- SAC(R) HMWPE material, and was notified that this patent has been issued in a foreign country. Notwithstanding the issuance of the patent in a foreign country, the Company has elected not to further prosecute this patent application in other countries because of technological changes that the Company plans to make in its manufacturing process which make it uneconomical to continue to invest in the original patent applications. The Company owns patents issued in the United States and Canada relating to the method for making a pack of T-shirt sacks which permit the individual sacks to be mounted on a handle supported rack dispensing system and to be easily separated and dispensed from the pack utilizing a central "pull tab." The Company has also filed a United States patent application for its Fresh Focus Cartridge Talker(TM). No assurance can be given that any of these patents will be granted or that the patents currently owned by the Company and any patents that may be granted in the future will be enforceable or provide the Company with meaningful protection from competitors. Even if a competitor's products were to infringe patents owned by the Company, it could be costly for the Company to enforce its rights in an infringement action and would divert funds and resources otherwise used in the Company's operations. Furthermore, no assurance can be given that the Company would be successful in enforcing such rights. No assurance can be given that any of the Company's patent applications will be allowed or, if allowed, will provide the Company with any advantage against competitors selling similar products. Similarly, no assurance can be given that the Company's products will not infringe patents or rights of others.

         The Company also relies on unpatented proprietary know-how, which may be duplicated, and employs various methods including confidentiality agreements with employees to protect its proprietary know-how. However, such methods may not afford complete protection and no assurance can be given that others will not independently develop such know-how or obtain access thereto.

UNCERTAINTY OF MARKET ACCEPTANCE FOR THE COMPANY'S IN-STORE ADVERTISING AND PROMOTION PRODUCTS

         As is typical in the case of newly introduced products, demand and market acceptance for such products is subject to a high level of uncertainty. Achieving and maintaining market acceptance for the Company's in-store advertising and promotion products will require substantial marketing efforts and expenditure of significant funds. No assurance can be given that the Company's in-store advertising and promotion products will achieve and maintain market acceptance, or that increased marketing efforts will result in successful commercialization of the in-store advertising and promotion products, or that such products will generate sufficient revenues to permit profitable operations.

DEPENDENCE ON LICENSE FOR FLOOR FOCUS AD-TILE(TM)

         The Company's success in implementing its strategy for its in-store advertising and promotion products depends in part on its exclusive, worldwide license to use the patented Floor Focus Ad-Tile(TM) system. The termination of this license may limit the Company's ability to market its in-store advertising and promotion products. Pursuant to this license agreement, the Company is required to purchase a minimum number of Floor Focus Ad-Tiles(TM) at the price set forth in the license agreement. In the event the Company does not purchase the minimum requirements, it must pay a minimum royalty fee based on the deficiency. Such license is also subject to infringement claims from third parties. No assurance can be given that this license will not be terminated, or that a third party will not be successful in an infringement action. The termination of this license could have a material adverse effect on the Company's in-store advertising and promotion products.

NEED FOR ADDITIONAL FINANCING

         A significant portion of the Company's capital requirements to date has been funded through equity and subordinated debt investments by Beresford Box Company Ltd. (formerly Beresford Packaging, Inc.) (subsequently converted into the Company's Series B and Series C Preferred Stock), owned 100% by C. Jill Beresford, a principal stockholder, the Company's Vice President of Marketing and a director, the proceeds from the Company's three prior public offerings, the exercise of warrants sold in these public offerings and private placements. The Company has also utilized bank loan and line of credit facilities, trade credit facilities and equipment leases. Although management believes that fixed asset or lease financing is now available at competitive rates from banks and leasing companies to finance a substantial part of the planned $1.8 million increase in capacity at the Dighton facility during Fiscal 1997, and that its current bank line of credit together with anticipated cash from operations will be sufficient to fund the Company's current operations, the Company may raise additional financing through the sale of equity or debt in order to fund all or part of the planned increased capacity at the Dighton facility over the next six months as well as to increase its in-store advertising and promotion business and general working capital. The Company has no commitments for such financing, and no assurance can be given that the Company will be successful in obtaining such additional financing, that such financings will be successfully completed or that such financing will be available on terms favorable to the Company, if at all.

DEPENDENCE UPON KEY PERSONNEL

         The Company's ability to continue to develop and to market its products depends, in large part, on its ability to attract and retain qualified personnel. Competition for such personnel is intense and no assurance can be given that the Company will be able to retain and attract such personnel.

         The Company is dependent in particular upon the services of Dennis N. Caulfield, its President and Chief Executive Officer, C. Jill Beresford, its Vice President of Marketing, and Gregory M. Davall, its Vice President of Manufacturing, and has employment agreements with these officers. The loss of the services of any of these individuals could have a material adverse effect on the Company. The Company maintains and is the beneficiary of key-person life insurance on each of Dennis N. Caulfield and C. Jill Beresford in the amount of at least $1,000,000 per individual.

SUBSTANTIAL  SHARES  OF  PREFERRED  STOCK  OUTSTANDING;   POSSIBLE  ISSUANCE  OF
ADDITIONAL PREFERRED STOCK

         The Company is authorized to issue up to 2,000,000 shares of Preferred Stock, $.01 par value per share (the "Preferred Stock"). As of July 10, 1996, there were issued and outstanding 372,146 shares of Series A Convertible Preferred Stock, 146,695 shares of Series B Convertible Preferred Stock and 18,337 shares of Series C Redeemable Preferred Stock.

         The Company has no present intention to issue any additional shares of Preferred Stock. However, the issuance of any such Preferred Stock could affect the rights of the holders of the Common Stock and reduce its value. In particular, specific rights granted to future holders of Preferred Stock could be used to restrict the Company's ability to merge with or sell its assets to a third party, thereby preserving control of the Company by its present owners.

SUBSTANTIAL SHARES OF COMMON STOCK RESERVED FOR THE EXERCISE OR GRANT OF OPTIONS AND WARRANTS; POTENTIAL DILUTIVE EFFECT THEREOF; REGISTRATION RIGHTS OF WARRANT HOLDERS

         The Company has reserved 933,750 shares of Common Stock for issuance upon exercise of options granted or available for grant to employees, officers, directors and consultants pursuant to the Company's 1990 and 1993 Stock Option Plans, as well as an aggregate of 2,433,931 shares of Common Stock for issuance upon (i) exercise of the Class B Warrants, subject to anti-dilution adjustments;
(ii) conversion of the Series A and Series B Convertible Preferred Stock; (iii) exercise of the warrants issued to an individual and principals of the placement agent in the Company's private placements to overseas investors; (iv) the exercise of warrants issued to financial consultants of the Company; and (v) the attainment of certain performance goals by RC America, Inc. The existence of the aforementioned options, warrants, and Preferred Stock may prove to be a hindrance to future financing by the Company. Although the book value of the Company's Common Stock is currently significantly lower than the exercise prices of the outstanding options and warrants, the exercise of any such options or warrants in the future could dilute the book value of the Company's Common Stock. Further, the holders of such options and warrants may exercise them at a time when the Company would otherwise be able to obtain additional equity capital on terms more favorable to the Company.

REDEMPTION OF CLASS B WARRANTS; POSSIBLE PROHIBITION ON MARKET MAKING ACTIVITIES BY THE UNDERWRITER

         The Company issued 1,526,000 Class B Redeemable Common Stock Purchase Warrants (the "Class B Warrants") in its public offering in October 1992. The Class B Warrants are subject to redemption at $.05 per warrant on thirty days' written notice provided the last sale price of the Common Stock as reported on the NASDAQ National Market System for ten (10) consecutive trading days ending within twenty-five (25) days of the notice of redemption averages in excess of $14.00 per share. In the event the Company exercises the right to redeem the Class B Warrants, such Class B Warrants will be exercisable until the close of business on the date fixed for redemption in such notice. In addition, the right of the Company to redeem the Class B Warrants may reduce the market value of such Warrants. If any Class B Warrant called for redemption is not exercised by such time it will cease to be exercisable and the holder will be entitled only to the redemption price. During the solicitation of the Class B Warrants, H.J. Meyers & Co., Inc. may be prohibited from engaging in any market making activities prior to and during the solicitation period.

EFFECT OF FUTURE SALES OF RESTRICTED SECURITIES

         Of the 13,418,359 shares of the Company's Common Stock outstanding on July 10, 1996, 2,312,269 shares are held by Dennis N. Caulfield (through a corporation controlled by Mr. Caulfield), Beresford Box Company Ltd. (a corporation controlled by Ms. Beresford) (excluding 146,695 shares of Series B Convertible Preferred Stock), C. Jill Beresford and Alex F. Vaicunas, and an aggregate of 1,148,970 shares were issued in five Regulation D offerings to accredited investors. Of the 1,148,970 shares, an aggregate of 515,000 shares of Common Stock issued in the first three Regulation D offerings were registered by the Company on Form S-1 Registration Statements that were declared effective on September 13, 1993 and April 7, 1994, respectively. The 212,470 shares of Common Stock sold in the fourth Regulation D offering were registered in a Registration Statement declared effective on January 5, 1995. The remaining 421,500 shares of Common Stock sold in the last Regulation D are included in this Prospectus. None of the 2,312,269 shares have been registered under the Securities Act of 1933, as amended (the "Securities Act"), and are "restricted securities" under Rule 144 of the Securities Act, exclusive of 3,200 shares, which are registered but also subject to the resale limitations (except the holding period) of Rule 144 since they are held by an affiliate of the Company. Ordinarily, under Rule 144, a period holding restricted securities for a period of two years may, every three months, sell in ordinary brokerage transactions or in transactions directly with a market maker an amount equal to the greater of one percent of the Company's then outstanding Common Stock or the average weekly trading volume during the four calendar weeks prior to such sale. Rule 144 also permits sales by a person who is not an affiliate of the Company and who has satisfied a three-year holding period to sell with out any quantity limitation. Future sales under Rule 144 may have a depressive effect on the market price of the Common Stock. All of the shares of Common Stock held by Messrs. Caulfield and Vaicunas, and Beresford Box Company Ltd. are currently eligible for sale pursuant to Rule 144.

         From December 1992 through June 1994 and in April and May 1996, the Company issued an aggregate of 2,477,000 shares of its Common Stock in Regulation S offerings. These shares are subject to the restrictions of Regulation S and may not be sold unless such shares are registered under the Act and any applicable state securities law in the United States or such offer or sale is made pursuant to exemptions from those registration requirements.

         In addition, in April 1993, the Company registered 200,000 shares of its Common Stock underlying the 1990 Stock Option Plan on a Form S-8 registration statement, which shares when exercised will become freely tradeable. To date, 16,250 shares have been exercised under the 1990 Stock Option Plan and are freely tradeable. Options to purchase up to an additional
134,250 shares have also been granted under the 1990 Stock Option Plan, and options to purchase 679,880 shares have been granted under the 1993 Stock Option Plan.

ANTI-TAKEOVER MEASURES; POSSIBLE ANTI-TAKEOVER EFFECTS OF CERTAIN CHARTER PROVISIONS

         The  Company,  as a Delaware  corporation,  is  subject to the  General
Corporation Law of the State of Delaware, including Section 203, an anti-takeover law enacted in 1988. In general, the law restricts the ability of a public Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which the person became an interested stockholder. As a result, potential acquirors of the Company may be discouraged from attempting to effect an acquisition transaction with the Company, thereby possibly depriving holders of the Company's securities of certain opportunities to sell or otherwise dispose of such securities at above-market prices pursuant to such transactions. As a result of the application of Section 203 and certain provisions in the Company's Certificate of Incorporation and Bylaws, as amended, including the adoption of a classified Board of Directors and the requirement for increased shareholder vote to take certain actions involving the directors and the Certificate of Incorporation and Bylaws, potential acquirors of the Company may find it more difficult or be discouraged from attempting to effect and acquisition transaction with the Company, thereby possibly depriving holders of the Company's securities of certain opportunities to sell or otherwise dispose of such securities at above-market prices pursuant to such transactions.

LIMITATION ON DIRECTOR LIABILITY UNDER DELAWARE LAW

         Pursuant to the Company's Certificate of Incorporation, as amended, and under Delaware law, directors of the Company are not liable to the Company or its stockholders for monetary damages for breach of fiduciary duty, except for liability in connection with a breach of the duty of loyalty, for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, for dividend payments or stock repurchases illegal under Delaware law or for any transaction in which a director has derived an improper personal benefit. However, insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, or persons controlling the Company pursuant to the foregoing, the Company has been informed that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable.

NO ACTIVE PUBLIC MARKET; ARBITRARY DETERMINATION OF EXERCISE PRICES; POSSIBLE VOLATILITY OF TRADING PRICES FOR COMMON STOCK

         Although the Common Stock and Class B Warrants are quoted on NASDAQ/NMS, and the Preferred Stock is quoted on NASDAQ, no assurance can be given that an active public market in such securities will be sustained. The exercise price of the Class B Warrants and the Underwriter's Warrants was arbitrarily determined by negotiation between the Company and the Underwriters. Such exercise prices do not necessarily bear any relationship to the Company's assets, book value, total revenue or other established criteria of value, and should not be considered indicative of the actual value of the Common Stock. The trading prices of the Common Stock could be subject to wide fluctuations in response to the Company's operating results, announcements by the Company or others of developments affecting the Company or its competitors or customers and other events or factors. In addition, the stock market has experienced extreme price and volume fluctuations in recent years. These fluctuations have had a substantial effect on the market prices for many companies and similar events in the future may adversely affect the market prices of the Common Stock.

NO DIVIDENDS

         The Company has not paid dividends to its stockholders since its inception and does not plan to pay dividends in the foreseeable future. The Company intends to reinvest earnings, if any, in the development and expansion of its business.

                              AVAILABLE INFORMATION

         The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance therewith, files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information can be inspected and copies thereof may be obtained, at prescribed rates, at the public reference facilities maintained by the Commission at the Public Reference Section, Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's Regional Offices located at 7 World Trade Center, 13th Floor, New York, New York 10048. Copies of such material can be obtained at prescribed rates by writing to the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549.

         The Company's Common Stock is listed for trading on NASDAQ/NMS. Reports and other information concerning the Company can be inspected at the offices of The NASDAQ Stock Market, located at 1735 K Street, N.W. Washington, D.C. 20006.

         The Company has filed a Registration Statement on Form S-3 under the Securities Act, covering the Common Stock included in this Prospectus. This Prospectus does not contain all the information set forth in or annexed to exhibits to the Registration Statement filed by the Company with the Commission and reference is made to such Registration Statement and the exhibits thereto for the complete text thereof. For further information with respect to the Company and the securities offered hereby, reference is made to the Registration Statement, including the exhibits filed as part thereof, copies of which may be obtained at prescribed rates upon request to the Commission in Washington, D.C. Any statements contained herein concerning the provisions of any documents are not necessarily complete, and, in each instance, such statements are qualified in their entirety by reference to such document filed as an exhibit to the Registration Statement or otherwise filed with the Commission.

         NO DEALER, SALESMAN, OR ANY OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS, OTHER THAN THOSE CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR THE SELLING SECURITYHOLDERS. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER BY THE SELLING SECURITYHOLDERS TO SELL ANY OF THE SECURITIES OFFERED HEREBY IN ANY JURISDICTION TO ANY PERSON TO WHOM IT IS UNLAWFUL FOR THE SELLING SECURITYHOLDERS TO MAKE SUCH OFFER IN SUCH JURISDICTION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCE, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF.

         The Company furnishes its stockholders with annual reports containing financial statements and such interim reports as it deems appropriate.

                INCORPORATION OF CERTAIN INFORMATION BY REFERENCE


         The following documents, which have been previously filed by the Company with the Commission under the Act, and the Exchange Act are incorporated by reference in this Prospectus:

         1. The Company's Annual Report on Form 10-K for the year ended February 23, 1996 ("Fiscal 1996");

         2. The Company's Quarterly Report on Form 10-Q for the quarter ended May 24, 1996, filed with the Commission on July 8, 1996.

         3.       The description of the Company's Common Stock in the Company's
                  Form  8-A  Registration   Statement  and  amendment   thereto,
                  declared effective on June 13, 1991.

         All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the Offering described herein shall be deemed to be incorporated by reference into this Prospectus from the respective dates those documents are filed.

         Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of the Registration Statement and this Prospectus to the extent that a statement contained herein or in any subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of the Registration Statement or this Prospectus.

         The Company will provide, without charge, to each person to whom this Prospectus is delivered, on the written or oral request of any such person, a copy of any or all of the documents which have been incorporated herein by reference, other than exhibits to such documents (unless such exhibits are specifically incorporated by reference into such documents). Requests should be directed to Dennis N. Caulfield, President, BPI Packaging Technologies, Inc., 455 Somerset Avenue, Dighton, Massachusetts 01764, telephone: (508) 824-8636.

                               RECENT DEVELOPMENTS

         No material changes in the Company's affairs have occurred since the end of Fiscal 1996, which have not been described in an Annual Report on Form 10-K, a Quarterly Report on Form 10-Q or a Current Report on Form 8-K filed by the Company under the Exchange Act.

                                   THE COMPANY

         AN INVESTMENT IN THE SECURITIES OFFERED HEREBY INVOLVES A HIGH DEGREE OF RISK AND SHOULD NOT BE PURCHASED BY PERSONS WHO CANNOT AFFORD THE LOSS OF THEIR ENTIRE INVESTMENT. IN ANALYZING THIS OFFERING AND THE DISCUSSION IN THE REMAINDER OF THIS PROSPECTUS, PROSPECTIVE INVESTORS SHOULD CAREFULLY CONSIDER THE RISKS DESCRIBED PREVIOUSLY IN THE "RISK FACTORS" SECTION OF THIS PROSPECTUS BEGINNING ON PAGE 2.

         BPI  Packaging  Technologies,  Inc.  (the  "Company")  is  a  specialty packaging and in-store advertising and promotion company that develops, manufactures, markets and sells plastic bags and advertising and promotion products to grocery, convenience, retail and drug store chains. The Company manufactures traditional plastic grocery carryout bags of "T-shirt sack" design commonly used at the checkout counter and plastic T-shirt carryout bags in proprietary, value added dispensing systems for use in the produce section of the supermarket and the checkout counters in convenience, retail, and drug store chains. The Company's T-shirt carryout bags are manufactured in a new, state-of-the-art plant which utilizes some of the world's most advanced and highest quality printing, extrusion and bag making equipment. The Company's investment in state-of-the-art manufacturing equipment and computer controlled process technology, allows it to be a lower cost and high quality producer in the T-shirt bag market.

         The Company's strategy is to (i) integrate its proprietary bag products and proprietary in-store advertising and promotion products in grocery, convenience, retail and drug store chains, and (ii) replace the lower margin traditional plastic grocery carryout bag with higher margin proprietary bag and in-store advertising and promotion products. Total sales for the year ended February 23, 1996 ("Fiscal 1996") were $28.8 million, of which $7.1 million was attributed to sales of proprietary bag products, an increase of 29% over a year earlier. Management believes, based on existing trends, that proprietary bag products will show a substantially stronger performance in Fiscal 1997. Proprietary bag products were 22.4% of sales in the first quarter of Fiscal 1997 compared to 24.0% of sales in the same period last year.

         During the period June 1991 to May 1996, the Company acquired and brought online approximately $36 million of new, state-of-the-art extrusion, printing and bag making equipment in its Dighton, Massachusetts facility and developed and acquired patented and proprietary bag and in-store advertising and promotion products. The Company's proprietary bag and in-store advertising and promotion products are uniquely positioned in the market which has limited direct competition. The Company's present manufacturing capacity will support estimated sales of $40 to $50 million annually. The Company currently has outstanding commitments of $1.8 million that have been entered into to complete the planned increase in capacity in Fiscal 1997 to support estimated sales of $50 to $60 million annually. All capacity estimates are based upon certain assumptions regarding pricing, manufacturing efficiencies and product mix. Management's goal is to have the capacity fully utilized by the end of Fiscal 1998 with higher margin proprietary bag products.

         Potential sales for the Company's in-store advertising and promotion products, Floor Focus Ad-Tile(TM) and Produce Profit Builder(TM) are directly related to market penetration and are not constrained by manufacturing capacity. Developing the capability to penetrate the in-store advertising and promotion market requires an investment in sales and marketing infrastructure, but management expects that this capital investment will be significantly less than the investment required to support equivalent sales of bag products. Management's goal of integrating proprietary bag products and proprietary in-store advertising and promotion products is expected to create in the future, new market opportunities and reduce the capital requirements necessary to support growth.

         The Company competes in the $731 million annual market (based on 1994 industry information) for traditional plastic grocery carryout T-shirt bags. This market is highly competitive and margins have remained low for several years. Management's goal is to substantially reduce sales from this market by the end of Fiscal 1998 and concentrate on the markets for its higher margin proprietary T-shirt bag products (estimated at $384 million annually in 1994) and its in-store advertising and promotion products for the supermarket and convenience store markets (which are currently estimated by management at approximately $600 million annually).

         The Company has recently entered the in-store advertising and promotion market with two new products: (1) Product Profit Builder(TM), which incorporates the Company's established proprietary FRESH-SAC(R) T-shirt produce bag, which is used by approximately 3,000 supermarkets, into a new in-store advertising and promotion vehicle for supermarkets, and (2) the new patented Floor Focus Ad-Tile(TM) system, which is a semi-permanent floor tile which contains full color advertising messages manufactured into it and is installed in the floor in strategic locations throughout the store. Market Media, Inc., a wholly owned subsidiary, has entered into a contract with Winn-Dixie Stores, Inc., of Florida, the fifth largest grocery chain in the U.S., to install its patented Floor Focus Ad-Tile(TM) advertising product in all of the 1,178 Winn-Dixie supermarkets. The objective of the Produce Profit Builder program and Floor Focus Ad-Tile(TM) is to increase sales in-store at the point of purchase. In the first quarter of Fiscal 1997, the Floor Focus Ad-Tile(TM) rollout began for the first Winn-Dixie Division (109 stores of which 10 stores will be control stores) with national brand advertisers which include Nestle, Campbell Soup, Hebrew National, and H.J. Heinz.

PRODUCTS AND MARKETS

         FRESH-SAC(R) T-shirt produce bag is a thin, high clarity, high molecular weight, high density ("HMWPE") produce bag manufactured from a patent pending plastic developed by the Company and sold in a patented dispensing mechanism. The product is presently sold to approximately 3,000 supermarkets directly and through distributors. In 1994, it was estimated that there were 32,500 supermarkets in the United States, which represents an annual market potential for this product of an estimated $264 million. The Company has no direct competition in this market, but has indirect competition from the traditional produce bag on a roll. In this section, direct competition refers to competition from identical products, and indirect competition refers to products which are not identical, but which could be substituted for the Company's product.

         HANDI-SAC(TM) is a T-shirt bag sold in a patented dispensing mechanism. The system allows the retailer to effectively store and dispense T-shirt bags in a limited space, which is important to drug, convenience and hardware stores. The marketing program for this product began in Fiscal 1995 and at the end of the first quarter of Fiscal 1997, the product is being sold to approximately 7,000 convenience, drug and hardware stores. The annual market potential for HANDI-SAC(TM) in the 93,000 convenience store industry is estimated at approximately $120 million. The sales and marketing program is accelerating for this product. The Company has no direct competition in this market, but has indirect competition from paper bags and the T-shirt bag on a roll manufactured by Sonoco Products Company ("Sonoco"). The principal competition in this market is paper bags, which have the largest share of the market and cost approximately two to three times the price of HANDI-SAC(TM).

         TRADITIONAL GROCERY T-SHIRT BAG is classified as a non-proprietary product although the Company owns an issued patent on this product. The bags are manufactured using HMWPE plastic resin and are sold to grocery, convenience, drug and retail chains.

         The $731 million annual market in 1994 for T-shirt bags has developed over the past ten years primarily because the T-shirt bag has been approximately one-half to one-quarter the price of kraft paper bags over the period and the T-shirt bag has been a less expensive alternative to paper and plastic merchandise bags. Plastic T-shirt bags have an estimated 75% marketshare of the supermarket industry. This market is highly competitive. The Company's competitors include divisions of large multinational companies (e.g., Tenneco, Inc. ("Tenneco") and Sonoco) and, to a lesser extent, other specialty bag manufacturers. The Company believes that Sonoco and Tenneco are, respectively, the leading manufacturers of HMWPE and linear low density polyethylene ("LLDPE") T-shirt grocery bags. (Mobil Oil Corporation ("Mobil") recently exited the grocery T-shirt sack market and sold this business to Tenneco.) There are significant barriers to entry into the market due to the significant capital requirements (management estimates that it presently requires a capital investment of approximately $10 million for each one billion bags of manufacturing capacity, exclusive of real estate costs, start-up costs and working capital requirements).

         IN-STORE ADVERTISING AND PROMOTION PRODUCTS are the Floor Focus Ad-Tile(TM), an in-floor advertising system, and the Produce Profit Builder(TM), which consists of the (i) Floor Focus Ad-Tile(TM), (ii) the FRESH-SAC(R) T-shirt sack produce bag in a patented dispensing system, and (iii) the patent pending Fresh Focus Cartridge Talker(TM), an attachment to the patented dispensing system, which is utilized as an advertising and promotion vehicle and coupon dispensing mechanism. The patented Floor Focus Ad-Tile(TM) system has full-color advertising messages manufactured into a tile which is then installed in the floor in strategic locations throughout the store with the objective of increasing brand sales at the point of purchase. Floor Focus Ad-Tile(TM) is a semi-permanent installation that withstands heavy traffic, yet is easily replaced when the message changes.

         Market Media, Inc. ("Market Media"), a wholly-owned subsidiary, was organized in the first quarter of Fiscal 1996 to develop in-store advertising and promotion products, which are to be marketed with the FRESH-SAC(R) produce bag. Subsequently, the Floor Focus Ad-Tile(TM) product was acquired.

         In the second quarter of Fiscal 1996, Market Media entered into a contract with Winn-Dixie Stores, Inc. of Florida to install its Floor Focus Ad-Tile(TM) advertising product in all of the 1,178 Winn-Dixie supermarkets. In the first quarter of Fiscal 1997, the rollout began for the first Winn- Dixie Division (109 stores of which ten stores will be control stores) with national brand advertisers which include Nestle, Campbell Soup, Hebrew National, and H.J. Heinz. In the second quarter of Fiscal 1997, the Floor Focus Ad-Tile(TM) rollout will be expanded to 433 Winn-Dixie supermarkets with S.C. Johnson & Son, Inc. Armstrong Floor Cleaner Floor Focus Ad-Tiles(TM) being installed in all 433 supermarkets. Initial advertising contracts total approximately $200,000 with individual contracts from one to three advertising cycles (4 to 12 weeks).

         Under the contract, Market Media is responsible for the sale of Floor Focus Ad-Tile(TM) advertising to consumer package goods advertisers in the 1,178 Winn-Dixie supermarkets. Management estimates that the sale of Floor Focus Ad-Tile(TM) at Winn-Dixie Stores, Inc. could result in annual sales of up to $12.3 million when the rollout is complete in mid 1997, assuming all Floor Focus Ad-Tile(TM) locations are fully utilized at current advertising rates.

         Market Media's new Floor Focus Ad-Tile(TM), for the supermarket, convenience store and non-food retail store industries, has the potential of creating new in-store advertising and promotion markets, which management estimates at approximately $600 million annually.

         Market Media's Floor Focus Ad-Tile(TM), under the Winn-Dixie contract, is located in the dry goods sections of the supermarket, and it is anticipated that any competitive products will be directed at this market. While Market Media is marketing the Floor Focus Ad-Tile(TM) to the dry goods section of the supermarket, the Company plans to market Floor Focus Ad-Tile(TM) to the produce department as an element of its Produce Profit Builder program.

         The Company's  Produce Profit Builder has three elements:  FRESH-SAC(R)
T-shirt produce bag, Fresh Focus Cartridge Talker(TM), and Floor Focus Ad-Tile(TM). All three products create a marketing program for the produce department of the supermarket and have the objective of increasing produce sales.

         The Produce Profit Builder program provides a platform for the Company to potentially reach its goal of capturing a 60% marketshare of the 1994 $264 million annual potential market for the FRESH-SAC(R) T-shirt produce bag by replacing the produce bag on a roll with FRESH-SAC(R). FRESH-SAC(R) is now sold to approximately 3,000 supermarkets. In the context of the Produce Profit Builder program, FRESH-SAC(R) becomes an important component of a marketing program that can increase store profits. This marketing program has been well received, and in-store market tests have been successful in Canada and are planned to begin at several leading U.S. grocery chains in the second quarter of Fiscal 1997.

         Floor Focus Ad-Tile(TM) marked the Company's entry into the in-store advertising and promotion market. The Produce Profit Builder program is also the platform to launch a second proprietary product, Fresh Focus Cartridge Talker(TM), into this market.

         3M has entered the floor tile advertising market with a "decal" that is attached to the existing floor tile surface and is regarded as an indirect competitor of Floor Focus Ad-Tile(TM). 3M is classified as an indirect competitor because its decal advertising message is attached to the surface of the floor tile rather than having the advertising message manufactured into the floor tile similar to the Floor Focus Ad-Tile(TM).

         Traditional in-store advertising and promotion markets are estimated at approximately $500 million in 1995 and the major companies are Heritage Media Corporation and Catalina Marketing Corporation, both of which offer in-store advertising and promotional products which are not related to the floor tile or the FRESH-SAC(R) produce bag dispensing systems.

COMPETITION

         The plastic bag and the in-store advertising and promotion industries are highly competitive. In the plastic bag industry, the Company's competitors include divisions of large multinational companies (e.g. Tenneco and Sonoco) and to a lesser extent, other specialty bag manufacturers. The Company believes that Sonoco and Tenneco are, respectively, the leading manufacturers of HMWPE and LLDPE T-shirt grocery bags. (Mobil recently exited the grocery T-shirt sack market and sold this business to Tenneco.) There are significant barriers to entry into the plastic bag market due to the significant capital requirements (management estimates that it presently requires a capital investment of approximately $10 million for each one billion bags of manufacturing capacity, exclusive of real estate costs, start-up costs and working capital requirements).

         The Company's in-store advertising and promotion products compete in the same markets that are dominated by Heritage Media Corporation and Catalina Marketing Corporation, both of which offer in-store advertising and promotion products which are not related to the floor tile or the FRESH-SAC(R) produce bag dispensing systems. Consequently, the Company anticipates much of its competition will come from larger, well-capitalized businesses which have significantly greater financial and other resources than the Company. Accordingly, no assurance can be given that the Company will be able to compete successfully with any of these companies or achieve a greater market share than it currently possesses. The Company competes in the plastic bag and in-store advertising and promotion industries by (i) developing and marketing what it believes are innovative plastic bags and in-store advertising and promotion products, (ii) filing for patent protection in the United States and numerous foreign countries for its proprietary products, (iii) using state-of-the-art manufacturing equipment in an effort to increase productivity and lower costs, and (iv) integrating its proprietary bag and in-store advertising and promotion products to create barriers to market entry for manufacturers of plastic bags, which do not have in-store advertising and promotion products, and to create barriers to market entry for in-store advertising and promotion companies that do not manufacture plastic bags.

PROPRIETARY PROCESSES, PATENTS AND OTHER RIGHTS

         PATENT STRATEGY

         The Company's strategy is to, first, be a low cost producer in each of its markets, and second, to develop patentable, proprietary products in order to differentiate its products in the marketplace.

         The Company has developed a patent position in the T-shirt bag and in-store advertising markets. The Company owns a patent issued in 1989 for its T-shirt carryout bag and patents for its HANDI-SAC(TM) and FRESH-SAC(R) dispensing systems and has patents pending on several other T-shirt bag and in-store advertising products. The Company also has an exclusive worldwide license for the patented Floor Focus Ad-Tile(TM) system.

         In 1993, the Company was issued a United States patent for the dispensing system used in conjunction with its FRESH-SAC(R) product and other T-shirt sack products and has filed patent applications for the dispensing system in 20 foreign countries. The Company has filed patent applications for the FRESH-SAC(R) HMWPE material, and was notified that this patent has been issued in a foreign country. Notwithstanding the issuance of the patent in a foreign country, the Company has elected not to further prosecute this patent application in other countries because of technological changes that the Company plans to make in its manufacturing process which make it uneconomical to continue to invest in the original patent applications. The Company has also filed patent applications in the United States for its RAPID-SACTM product and for its RACK 'N SACKTM product, a new dispensing system for T-shirt sacks for non-food retail markets. The Company has filed a United States patent application for its Fresh Focus Cartridge Talker(TM). For Fiscal 1996, the Company spent approximately $61,000 for patent activities, including applications, legal fees and related costs. No assurance can be given that any of these patents will be granted or that the patents currently owned by the Company and any patents that may be granted in the future will be enforceable or provide the Company with meaningful protection from competitors. Even if a competitor's products were to infringe patents owned by the Company, it could be costly for the Company to enforce its rights in an infringement action and would divert funds and resources otherwise used in the Company's operations. Furthermore, no assurance can be given that the Company would be successful in enforcing such rights. No assurance can be given that any of the Company's patent applications will be allowed, or if allowed, will provide the Company with any advantage against competitors selling similar products. Similarly, no assurance can be given that the Company's products will not infringe patents or rights of others. The Company has a registered trademark in the United States for FRESH-SAC(R).

         The Company has developed a number of proprietary manufacturing methods and processes utilized in the manufacture of its products, including processes that utilize greater percentages of recycled plastic materials in plastic bags, and produce strong, thin, high clarity and traditional HMWPE bags using less plastic. The Company relies on and employs various methods to protect the concepts, ideas, and documentation for these manufacturing methods such as patents and confidentiality agreements with its employees. However, such methods may not afford sufficient protection and no assurance can be given that others will not independently develop such know-how or obtain access to the Company's know-how, concepts, ideas and documentation.

         The Company owns patents in the United States and Canada relating to the methods for making a pack of plastic T-shirt sacks which permits the individual sacks to be mounted on a handle-supported dispensing rack system and to be easily separated and dispensed from the pack utilizing a central "pull tab." Sonoco also owns a patent relating to the methods for holding plastic bags in a metal rack. In 1990, Sonoco indicated its intent to seek licenses under a broadened reissue patent from all manufacturers of plastic bags which utilize a particular method for holding plastic bags in a metal rack. Sonoco has commenced litigation against several plastic bag manufacturers other than the Company. The United States District Court for the Central District of California entered summary judgment in February 1994 for the defendants in a suit relating to alleged patent infringement by the defendants. The court declared Sonoco's three reissue claims to be invalid. It is expected that Sonoco will appeal this judgment. Subsequent to this decision, the Company filed suit against Sonoco alleging infringement of the Company's patent by Sonoco. In the first quarter of Fiscal 1997, the patent infringement suit against Sonoco and Sonoco counterclaims against the Company were dismissed by mutual agreement of the parties.

         If Sonoco was to appeal the February 1994 judgment which declared Sonoco's three reissue claims invalid, and have that judgment reversed, Sonoco could institute a patent infringement suit against the Company. If Sonoco was to institute and succeed in any infringement claim against the Company, Sonoco might be able to prevent the future use, sale and manufacture of certain of the Company's products using certain racking systems, or alternatively, might require the Company to pay Sonoco a license fee for the use of this technology. Either outcome could have a material adverse effect on the Company's business. Infringement of any patent may also render the Company liable to purchasers and end-users of the infringing product. The Company has been advised by patent counsel that the Sonoco patent applies to the traditional grocery T-shirt sack and does not apply to the Company's proprietary HANDI-SAC(TM) and FRESH-SAC(R) bag products.

         Mobil owns a reissue patent that relates to avoiding stress concentration and preventing the tearing of plastic bags. This reissue patent originally was to expire in 1996. Due to a change in U.S. patent law, the reissue patent is now extended until 1998. On December 4, 1995, Mobil instituted an infringement claim against the Company. The Company intends to vigorously defend this suit. However, if Mobil was to succeed in this or any infringement claim against the Company, Mobil might be able to prevent the future use, sale and manufacture of the Company's grocery T-shirt sacks and similar products which might be found to infringe the patent, or alternatively, might require the Company to pay Mobil a license fee for the prior and future use of this technology. Either outcome could have a material adverse effect on the Company's business. The Company has been advised by patent counsel that the Mobil patent applies to the traditional grocery T-shirt sack and does not apply to the Company's proprietary HANDI-SAC(TM) and FRESH-SAC(R) bag products.

         No assurance can be given that the Company's products will not infringe patents or rights of others. The Company could incur substantial costs in defending itself in any patent litigation.

MANUFACTURING

         All of the Company's plastics products are manufactured in its Dighton, Massachusetts facility. The HMWPE resin is delivered to the Company by rail car, where it is brought into the facility to be heated and blown into a thin film on blown film extrusion lines. The film is cooled and wound on large rolls and printed with the customer's information using non-toxic inks. The film is then cut into bags, reviewed by quality control inspectors, boxed, and shipped to customers. The Company retains customer design ink plates for future use and has an art department which assists in graphic design for the bags.

         The Company's manufacturing equipment consists of blown film extrusion lines, printing presses and bag making machines. The Company anticipates further increases in manufacturing capacity in the Dighton facility during Fiscal 1997 from its present manufacturing capacity of approximately 2.5 to 3.3 billion bags to manufacturing capacity of approximately 4.0 to 4.8 billion bags. All capacity estimates are based upon certain assumptions regarding pricing, manufacturing efficiencies and product mix.

RAW MATERIALS

         HMWPE resin comprises the principal raw material in the Company's products, the principal component of which is ethylene, a derivative of natural gas. HMWPE resin is currently available from several sources, but is being produced at over 90% of industry capacity utilization. During the past fiscal year, as in some prior fiscal years, resin prices fluctuated significantly, which trend the Company expects will continue. Although the Company currently purchases the additives used in the production of its FRESH-SAC(R) products from a single source, it believes that alternate sources would be available, if the current manufacturer were to cease production. In such event, however, the Company may experience delays in obtaining the additives, which could result in temporary delays in FRESH-SAC(R) production. To date, the Company has not experienced any shortages of raw materials.

GENERAL

         The Company's predecessor, Beresford Packaging, Inc. ("Beresford-U.S."), was organized as a wholly owned subsidiary of Beresford Packaging, Inc. a Canadian corporation that was subsequently amalgamated into Beresford Box Company Limited ("Beresford-Canada") in February 1988 to acquire certain assets and assume certain liabilities of Surrey Industries, Inc., an unaffiliated entity, which manufactured traditional HMWPE plastic bags. The Company was organized as a

Delaware corporation in May 1990 and in August 1990 Beresford-U.S. merged into the Company. In February 1993, the stockholders and directors of the Company approved the name change of the Company from BPI Environmental, Inc. to BPI Packaging Technologies, Inc. The Company operates four wholly owned subsidiaries: RC America, Inc., which purchases surplus inventory from manufacturers of consumer products and markets and sells the products to mass merchandise retailers and other retail chains; BPI Packaging (UK) Limited, which markets and sells the Company's products in Europe; Market Media, Inc., which sells and markets in-store advertising promotion programs; and BPI Packaging, Inc., which was established to purchase, sell and market plastic bag products manufactured by another bag manufacturer. Unless otherwise indicated, the term "Company" includes BPI Packaging Technologies, Inc., its predecessor Beresford-U.S., and its four subsidiaries.

                                 USE OF PROCEEDS

         The Company will not receive any part of the proceeds of any sale or transactions for the Shares made by the Selling Securityholders. The Company would receive $850,000 in gross proceeds if all of the Warrants are exercised. The proceeds from such exercise will be used by the Company for general working capital and general corporate purposes.

         The Company has agreed to pay all of the costs and fees relating to the registration of the shares of Common Stock covered by this Prospectus. The Company will not pay any discounts, concessions or commissions payable to underwriters, dealers or agents incident to the offering of the shares of Common Stock covered by this Prospectus.

                             SELLING SECURITYHOLDERS

         The following table sets forth, as of July 10, 1996, the number of shares beneficially owned prior to the Offering, the number of shares of Common Stock offered hereby, and the number of shares beneficially owned after the Offering (assuming sale of all shares of Common Stock being offered hereby) by the Selling Securityholders.

                                                     Common                                         Percentage of
                                                     Stock                            Common Stock  Common Stock
                               Material              Beneficially      Common      Beneficially     Beneficially
                               Relationship          Owned             Stock          Owned After   Owned After
                               with the              Prior to          Being          Completion of Completion of
Selling Securityholders        Company (1)           Offering          Offered        Offering      Offering
- -----------------------        -----------           --------------    ---------      ------------- -------------
Robert Beren                                         25,500            25,500               0             0
Chinook Equities                                     11,000            11,000               0             0
James J. Dowling                                     50,000            50,000               0             0
S. Marcus Finkle                                     50,000            50,000               0             0
George M. Garfunkel Trust                            25,000            25,000               0             0
David S. Gottesman                                   71,500            71,500               0             0
David S. Gottesman Trust                             10,000            10,000               0             0
Gottesman Fund                                       30,000            30,000               0             0
Milton M. Gottesman Trust                            10,000            10,000               0             0
Ruth L. Gottesman                                    50,000            50,000               0             0
Alan H. Glick                                        12,000            12,000               0             0
Jon W. Rotenstreich                                  11,500            11,500               0             0
Jerome L. Stern IRA                                  15,000            15,000               0             0
Diane Stupay                                         25,000            25,000               0             0
Arthur Zankel                                        25,000            25,000               0             0
H.J. Meyers & Co., Inc.        (2)                  607,295(4)        176,000         431,295             *
Culverwell & Co., Inc.         (3)                   24,000(5)         24,000               0             *
- -------------

* Less than one percent

(1)      Except for H.J.  Meyers & Co.,  Inc. and  Culverwell  & Co.,  Inc.,  all of the Selling  Securityholders
         purchased their Shares in the 1996 Private Placement.

(2)      H.J. Meyers & Co., Inc.  (formerly known as Thomas James Associates,  Inc.) served as the underwriter in connection with the Company's second and third public offering.

(3)      Culverwell & Co., Inc. served as the underwriter in connection with the Company's initial public offering.

(4)      Assumes full exercise of the Warrants and the 10,700 Class B Redeemable  Common Stock Purchase  Warrants
         (the "Class B Warrants") and the  conversion of 101,900 shares of Series A Preferred  Stock held by H.J.
         Meyers & Co.,  Inc. Each Class B Warrant  entitles the holder  thereof to purchase 1.04 shares of Common
         Stock at an exercise price of $8.65 per share, subject to adjustment.

(5)      Assumes full exercise of the Warrants.

                                      -22-



         The shares of Common Stock are being registered to permit public secondary trading of the Shares from time to time by the Investors and the Warrantholders, upon exercise of the Warrants. The Selling Securityholders' shares are being registered, at the expense of the Company, pursuant to the terms of the registration rights granted in connection with the 1996 Private Placement and Warrants, exclusive of fees and expenses of the Selling Securityholders' attorneys, or other representatives and selling or brokerage commissions, if any, as the result of the sale of such shares.

         The Selling Securityholders are not restricted as to the price or prices at which they may sell their securities and sales of such securities at less than the market price may depress the market price of the Company's Common Stock. It is anticipated that the sale of the securities being offered hereby when made, will be made through customary channels either through broker-dealers acting as agents or brokers for the seller, or through broker-dealers acting as principals, who may then resell the shares in the over-the-counter market, or at private sales in the over-the-counter market or otherwise, at negotiated prices related to prevailing market prices at the time of the sales, or by a combination of such methods. Thus, the period for sale of such securities by the Selling Securityholders may occur over an extended period of time.

                              PLAN OF DISTRIBUTION

         The shares of Common Stock and Warrants covered hereby may be offered and sold from time to time by the Selling Securityholders listed above, and in the case of Warrants, after the exercise of such Warrants, by their respective holders. The Selling Securityholders will act independently of the Company in making decisions with respect to the timing, market, or otherwise at prices related to the then current market price or in negotiated transactions.

         To exercise the Warrant, the holder must pay the exercise price of $4.25 per share and transfer the Warrant to the Company in exchange for one share of Common Stock. The aggregate warrant price is not adjustable. The number of shares received upon exercise is adjustable upon combinations or consolidations of shares, mergers and reorganizations, reclassifications, exchanges or substitutions.

         The shares of Common Stock may be offered and sold from time to time by the Selling Securityholders, or by pledgees, donees, transferees or other successors in interest. The shares of Common Stock covered by this Prospectus may be sold by the Selling Securityholders in one or more transactions on NASDAQ/NMS, or otherwise at prices and at terms then prevailing or at prices related to the then current market price, or in negotiated transactions. The Selling Securityholders will act independently of the Company in making decisions with respect to such offers and sales. The shares of Common Stock may be sold by one or more of the following: (a) a block trade in which the broker or dealer so engaged will attempt to sell the shares of Common Stock as agent but may position and resell a portion of the block as principal to facilitate the transaction; (b) purchases by a broker or dealer as principal and resale by such broker or dealer for its account pursuant to this prospectus; and (c) ordinary brokerage transactions and transactions in which the broker solicits purchasers. Thus, the period of distribution of such shares of Common Stock may occur over an extended period of time. The Company is paying all of the other expenses of registering the Shares offered hereby under the Securities Act estimated to be $17,000 for filing, legal, accounting and miscellaneous fees and expenses, and has agreed to indemnify the Selling Securityholders against certain liabilities, including liabilities under the Securities Act. In effecting sales, broker-dealers engaged by the Selling Securityholders may arrange for other broker-dealers to participate. Usual and customary or specifically negotiated brokerage fees or commissions may be paid by the Selling Securityholders in connection with such sales. The Company will not receive any proceeds from any sales of the Common Stock by the Selling Securityholders.

         The Company will receive $850,000 in gross proceeds if all of Warrants described above are exercised. Any proceeds from such exercise would be used for general corporate purposes. The Company will not receive any part of the proceeds of any sale or transactions of the Shares made by the Selling Securityholders.

         In offering the Shares, the Selling Securityholders and any broker-dealers and any other participating broker-dealers who execute sales for the Selling Securityholders may be deemed to be "underwriters" within the meaning of the Securities Act in connection with such sales, and any profits realized by the Selling Securityholders and the compensation of such broker-dealer may be deemed to be underwriting discounts and commissions. In addition, any shares covered by this Prospectus which qualify for sale pursuant to Rule 144 may be sold under Rule 144 rather than pursuant to this Prospectus.

         The Selling Securityholders will pay or assume brokerage commissions or underwriting discounts incurred in connection with the sale of their Shares, which commissions or discounts will not be paid or assumed by the Company.

         The Company has advised the Selling Securityholders that during such time as they may be engaged in a distribution of Common Stock included herein they are required to comply with Rules 10b-6 and 10b-7 under the Exchange Act (as those Rules are described in more detail below) and, in connection therewith, that they may not engage in any stabilization activity, except as permitted under the Exchange Act, are required to furnish each broker-dealer through which Common Stock included herein may be offered copies of this Prospectus, and may not bid for or purchase any securities of the Company or attempt to induce any person to purchase any securities except as permitted under the Exchange Act.

         Rule 10b-6 under the Exchange Act prohibits, with certain exceptions, participants in a distribution from bidding for or purchasing, for an account in which the participant has a beneficial interest, any of the securities that are the subject of the distribution. Rule 10b-7 governs bids and purchases made in order to stabilize the price of a security in connection with a distribution of the security.

                                 TRANSFER AGENT

         The transfer agent for the Company's Common Stock is American Stock Transfer, Incorporated of 99 Wall Street, New York, New York 10005.

                                  LEGAL MATTERS

         Certain legal matters relating to the Common Stock offered hereby will be passed upon for the Company by O'Connor, Broude & Aronson, 950 Winter Street, Waltham, Massachusetts 02154. Dennis M. O'Connor, a partner of the firm and Secretary of the Company, is the brother-in-law of Dennis N. Caulfield, the Company's Chairman of the Board and Chief Executive Officer.

                                     EXPERTS

         The financial statements of the Company as of February 24, 1996, February 24, 1995 and February 25, 1994 and for the years then ended have been incorporated by reference herein and elsewhere in this registration statement in reliance upon the report of Price Waterhouse LLP, independent accountants, incorporated by reference herein, given upon the authority of said firm as experts in accounting and auditing.

                                 INDEMNIFICATION

         Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

         Delaware General Corporation Law, Section 102(b)(7), enables a corporation in its original certificate of incorporation or an amendment thereto validly approved by stockholders to eliminate or limit personal liability of members of its Board of Directors for violations of a director's fiduciary duty of care. However, the elimination of limitation shall not apply where there has been a breach of the duty of loyalty, failure to act in good faith, engaging in intentional misconduct or knowingly violating a law, paying a dividend or approving a stock repurchase which is deemed illegal or obtaining an improper personal benefit. The Company's Certificate of Incorporation, as amended, includes the following language:

                  To the maximum extent permitted by Section 102(b)(7) of the General Corporation Law of Delaware, a director of this Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived an improper personal benefit.

         Delaware General Corporation Law, Section 145, permits a corporation organized under Delaware law to indemnify directors and officers with respect to any matter in which the director or officer acted in good faith and in a manner he reasonably believed to be not opposed to the best interests of the Company, and, with respect to any criminal action, he had reasonable cause to believe his conduct was not unlawful. The Bylaws of the Company, as amended, include the following provision:

                  "Reference is made to Section 145 and any other relevant provisions of the General Corporation Law of the State of Delaware. Particular reference is made to the class of persons, hereinafter called "Indemnitees," who may be indemnified by a Delaware corporation pursuant to the provisions of such Section 145, namely, any person, or the heirs, executors, or administrators of such person, who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit, or proceeding, whether civil, criminal, administrative, or investigative, by reason of the fact that such person is or was a director, officer, employee, or agent of such corporation or is or was serving at the request of such corporation as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise. The Corporation shall, and is hereby obligated to, indemnify the Indemnitees, and each of them, in each and every situation where the Corporation is obligated to make such indemnification pursuant to the aforesaid statutory provisions. The Corporation shall indemnify the Indemnitees, and each of them, in each and every situation where, under the aforesaid statutory provisions, the Corporation is not obligated, but is nevertheless permitted or empowered, to make such indemnification, it being understood that, before making such indemnification, with respect to any situation covered under this sentence, (i) the Corporation shall promptly make or cause to be made, by any of the methods referred to in Subsection (d) of such Section 145, a determination as to whether each Indemnitee acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the Corporation, and, in the case of any criminal action or proceeding, had no reasonable cause to believe that his conduct was unlawful, and (ii) that no such indemnification shall be made unless it is determined that such Indemnitee acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the Corporation, and, in the case of any criminal action or proceeding, had no reasonable cause to believe that his conduct was unlawful."

================================================================================
NO DEALER, SALESMAN OR ANY OTHER PERSON HAS BEEN AUTHORIZED IN CONNECTION WITH THIS OFFERING TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY OF THE SECURITIES OFFERED HEREBY IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED OR IN WHICH THE PERSON MAKING SUCH OFFER A SOLICITATION IS NOT QUALIFIED TO DO SO OR TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH AN OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE AN IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE CIRCUMSTANCES OF THE COMPANY OR THE FACTS HEREIN SET FORTH SINCE THE DATE HEREOF.


                                    --------

                                TABLE OF CONTENTS
                                                                 PAGE

Risk Factors..............................................          2
Available Information.....................................         10
Incorporation of Certain Information
 by Reference.............................................         11
Recent Developments.......................................         12
The Company ..............................................         13
Use of Proceeds ..........................................         21
Selling Securityholders...................................         22
Plan of Distribution .....................................         24
Transfer Agent............................................         25
Legal Matters.............................................         25
Experts...................................................         25
Indemnification...........................................         26


                                    --------


================================================================================


================================================================================


                                 621,500 SHARES
                                 OF COMMON STOCK


                        BPI PACKAGING TECHNOLOGIES, INC.






                                   ----------
                                   PROSPECTUS
                                   ----------


















                                         , 1996




================================================================================








                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

         The following is an itemization of all expenses (subject to future contingencies) incurred or expected to be incurred by the Company in connection with the issuance and distribution of the securities being offered hereby other than underwriting discounts and commissions (items marked with an asterisk (*) represent estimated expenses):

           Registration Fee (SEC).................................$    508.99
           Registration Fee (NASD)................................$    647.61
           Transfer Agent's Fees*.................................$  1,000.00
           Printing Costs*........................................$  1,100.00
           Legal Fees*............................................$  5,000.00
           Accounting Fees*.......................................$  5,000.00
           Miscellaneous*.........................................$  3,743.40
                                                                  -----------
                      TOTAL*                                      $ 17,000.00
                                                                  ===========
ITEM 15.  INDEMNIFICATION OF OFFICERS AND DIRECTORS

         See "Indemnification" contained in Part I hereof, which is incorporated by reference.

ITEM 16.   EXHIBITS

         (a) The following is a list of exhibits filed herewith as part of this Registration Statement:

Exhibit
   No.                                 Title
   ---                                 -----

  4a              Form of 1996 Private Placement subscription agreement.

  4b              Warrant Certificate, dated May 28, 1996, issued to H.J. Meyers & Co., Inc.

  4c              Warrant Certificate, dated May 28, 1996, issued to Culverwell & Co., Inc.

  5               Opinion letter of O'Connor, Broude & Aronson as to legality of shares being registered.

 10a              Consulting Agreement, dated May 28, 1996, by and between the Company and H.J.
                  Meyers & Co., Inc.

 10b              Consulting Agreement, dated May 28, 1996, by and between the Company and
                  Culverwell & Co., Inc.

 23a              Consent of Price Waterhouse LLP.

 23b              Consent of O'Connor, Broude & Aronson (contained in Opinion filed as Exhibit 5).



                                      II-1




         (b) The following exhibits were filed as part of the Company's quarterly report on Form 10-Q for the quarter ended November 24, 1995, as amended, as initially filed with the Securities and Exchange Commission on January 11, 1996 and is incorporated herein by reference:

Exhibit
   No.                               Title
   ---                               -----

  3a              Certificate of Amendment of Certificate of Incorporation, dated May 26 ,1994.

  3b              Bylaws


ITEM 17.  UNDERTAKINGS

         The undersigned Registrant hereby undertakes:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to include any additional or changed material information on the plan of distribution.

         (2) For the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of the securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the Offering.

         Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer, or controlling person of the Registrant in the successful defense of any action, suit, or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.



                                      II-2




                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Town of Dighton, Commonwealth of Massachusetts on July 12, 1996.

                                           BPI PACKAGING TECHNOLOGIES, INC.


                                           By:/s/ Dennis N. Caulfield
                                              ----------------------------------
                                               Dennis N. Caulfield, President

         Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement on Form S-3 has been signed by the following persons in the capacities and on the dates indicated.

Name                                                 Capacity                                 Date
- ----                                                 --------                                 ----
/s/ Dennis N. Caulfield                     President, Chief Executive                    July 12, 1996
- ---------------------------------           Officer and Chairman of
Dennis N. Caulfield                         the Board of Directors
                                            (Principal Executive
                                            Officer)


/s/ James F. Koehlinger                     Chief Financial Officer                       July 12, 1996
- ---------------------------------           (Principal Financial and
James F. Koehlinger                         Principal Accounting
                                            Officer)


/s/ C. Jill Beresford                       Vice President of                             July 12, 1996
- -----------------------------------         Marketing, Treasurer
C. Jill Beresford                           and Director


/s/ Gregory M. Davall                       Vice President of                             July 12, 1996
- ------------------------------              Manufacturing and Director
Gregory M. Davall

/s/ Ronald V. Caulfield                     Director                                      July 12, 1996
- ---------------------------------
Ronald V. Caulfield

/s/ Ivan J. Hughes                          Director                                      July 12, 1996
- ---------------------------------
Ivan J. Hughes

/s/ David N. Laux                           Director                                      July 12, 1996
- ---------------------------------
David N. Laux

                                      II-3